EXHIBIT 99.1

CAS Medical Systems, Inc. Reports Fourth Quarter and Full Year 2009 Financial Results

  FORE-SIGHT revenue for 2009 increased by 79% to $4.1M, versus $2.3M for 2008
  Company to Host Conference Call today at 10:00 a.m. Eastern Time

BRANFORD, Conn., March 3, 2010 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) today reported fourth quarter revenues of $8.1 million, a decrease of $1.3 million, or 14%, compared to revenues of $9.4 million for the same quarter of 2008. The Company reported a net loss for the quarter of $4.3 million, or ($0.38) per basic and diluted common share, compared to a net loss of $155,000, or ($0.01) per basic and diluted common share, reported for the same period of 2008.

Operating losses of $3.2 million for the fourth quarter were affected by approximately $2.5 million of one-time charges including $2.2 million of goodwill impairment and restructuring costs of $346,000. Income tax expense of $1.0 million for the fourth quarter included a $1.4 million deferred income tax asset valuation allowance.

For the twelve months ended December 31, 2009, the Company recorded revenues of $34.2 million, a decrease of $6.4 million, or 16%, compared to revenues of $40.6 million for 2008. The Company reported a net loss for 2009 of $5.8 million, or ($0.51) per basic and diluted common share, compared to a net loss of $388,000, or ($0.04) per basic and diluted common share, for 2008.

Commenting on the results, Andrew Kersey, President and CEO of CASMED, said, "2009 was a very challenging year for our Company. In response to the difficult economic times we have reduced our overhead costs, are in the process of phasing out certain non-strategic, less profitable product lines and have improved our asset management, particularly in the area of inventory which has declined $2.0 million year over year. As a result, and despite our 2009 losses, we maintained overall bank debt at the year-end 2008 level while continuing to invest in our FORE-SIGHT® Absolute Cerebral Oximeter. Furthermore, because of the steps we undertook in 2009, we were able to maintain cash flow levels consistent with 2008, while spending over $0.9 million more on FORE-SIGHT related R&D and sales and marketing than we did during 2008. We believe the actions and investments made in 2009 have made us a stronger, leaner organization, capable of achieving profitability at much lower revenue levels and in position to capitalize on opportunities during 2010 and beyond."

Mr. Kersey continued, "With regard to our FORE-SIGHT Absolute Cerebral Oximeter product, we had a solid fourth quarter, as FORE-SIGHT sales revenue reached a new high and a record 46 monitors were installed. We believe that our focus on increased education and support has created a new level of awareness and interest in FORE-SIGHT, and, from this increased activity, a strong pipeline of future sales opportunities.  A strong emphasis continues to be placed on short- and long-term clinical research to produce timely relevant abstracts and papers, on sponsored symposiums and thought-leader presentations, and on educating the market on the benefits of absolute cerebral oximetry in all relevant clinical applications. Further R&D projects are underway to expand clinical applications and utility, with all efforts being focused on our goal of being the leader in NIRS-based tissue oximetry."

FORE-SIGHT highlights for 2009

  FORE-SIGHT related revenue for 2009 increased by 79% to $4.1M, versus $2.3M for 2008.
  Total installations during 2009 increased by 87 monitors to a total of 238 at year end.
  Approximately 70% of monitors installed during 2009 were sold, rather than placed.
  FDA clearance for expanded labeling to include neonates weighing less than 2.5kg.
  FDA clearance of Medium (pediatric) sensor.
  Monitors installed and generating revenue at 5 of the top 20 hospitals listed as America's Best Hospitals by U.S. News and World Report.
  Monitors installed and generating revenue in 4 of the top 25 hospitals listed as U.S. News and World Report's Best Children's Heart and Heart Surgery Hospitals.
  Continued expansion of sales distribution channels in Europe and the hiring of 2 new European sales managers focused exclusively on the FORE-SIGHT market.
  First European Center of Excellence established in Genk, Belgium.
  Publication of 6 papers in various peer-reviewed journals and periodical reviews, as well as over 30 abstracts, demonstrating the utility and accuracy of FORE-SIGHT technology in a range of different clinical applications, and the value of absolute cerebral oximetry to improve patients' cognitive outcomes following surgery.
  Increased clinical research with follow-on studies begun at Duke University Medical Center and Mt. Sinai Medical Center to support the use of FORE-SIGHT cerebral oximetry in elderly and CABG patients. Additional research at a number of sites in the U.S. and Europe in a variety of applications including orthopedic shoulder surgery, carotid endarterectomy, cardiothoracic surgery, and various neonatal applications.

Financial Results for Q4

Revenues for the fourth quarter ended December 31, 2009 decreased 14%, or $1.3 million, to $8.1 million when compared to revenues of $9.4 million for the fourth quarter of 2008. Lower sales of bedside monitoring products and OEM products were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales were $1.1 million for the fourth quarter of 2009, an increase of $354,000, or 45%, over the $792,000 reported for the fourth quarter of 2008.

For the fourth quarter of 2009, the Company recorded a net loss of $4.3 million, or ($0.38) per basic and diluted common share, compared to a net loss of $155,000, or ($0.01) per basic and diluted common share for the fourth quarter of 2008. During the fourth quarter of 2009, the Company recorded a goodwill impairment charge of $2.2 million, incurred $222,000 of expenses associated with the Somanetics litigation and recorded severance costs of $346,000 pertaining to personnel reductions initiated during that period. The Company also recorded a deferred income tax asset valuation allowance of $1.4 million during the fourth quarter.

Full Year 2009 Financial Results

Revenues for the twelve months ended December 31, 2009 decreased 16%, or $6.4 million, to $34.2 million, compared to revenues of $40.6 million for the twelve months ended December 31, 2008. Lower sales of bedside monitoring products, OEM products and blood pressure cuffs were partially offset by increases in sales of FORE-SIGHT cerebral oximeter monitors and sensors. FORE-SIGHT sales were $4.1 million for 2009, an increase of $1.8 million, or 79%, over the $2.3 million reported for 2008.

The Company recorded a net loss of $5.8 million, or ($0.51) per basic and diluted common share, for the twelve months ended December 31, 2009, compared to a net loss of $388,000, or ($0.04)  per basic and diluted common share, for the same twelve month period of 2008. Lower revenues, goodwill impairment charges, legal expenses associated with the Somanetics litigation of $345,000 and severance charges of $401,000 were primarily responsible for the increase in operating losses for this period. The Company also recorded a deferred income tax asset valuation allowance of $1.4 million during the fourth quarter.

Liquidity

As of December 31, 2009, $2.7 million was outstanding under the current line-of-credit which expires July 1, 2010. The Company is currently working with its bank under an executed commitment letter to finalize an amended line-of-credit agreement during March 2010. That agreement would extend the Company's current $5.0 million line-of-credit to April 1, 2011, under terms and conditions similar to the current agreement. The executed commitment letter anticipates that the bank would waive any financial covenant defaults  for the year 2009. Management expects that it will consummate the amended agreement in a timely manner and will have cash sufficient to meet its current and expected short-term requirements. In addition, the Company is anticipating a federal tax refund of approximately $0.9 million from the carry back of its 2009 net operating loss against taxes paid in prior years.

Conference Call Information

CASMED will host a conference call on March 3, 2010 at 10:00 a.m. Eastern Time to discuss fourth quarter and full year 2009 results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at 877-303-9207 (domestic) or 760-536-5228 (international). If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time.

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available and archived on the website for thirty days.

About CASMED® - Monitoring What's Vital

CAS Medical Systems, Inc. is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter is the first cerebral oximeter available with FDA clearance for non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation for neonates, infants, children and adults. This information helps avert brain damage or death during surgery and in critical care situations by allowing clinicians to identify patients with dangerously low levels of cerebral oxygen and intervene to reverse the condition.

The Company's product lines include the high-acuity monitoring capabilities of the FORE-SIGHT Cerebral Oximeter; the bedside patient monitoring line of vital signs monitoring products, proprietary non-invasive blood pressure measurement technology, and supplies and service including blood pressure cuffs and products for neonatal intensive care. CASMED products are designed to meet the needs of a full spectrum of patient populations worldwide, ranging from adults to pediatrics and neonates.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

The CAS Medical Systems, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4675

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future financial performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the result of on-going litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2008 and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will" and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
(Unaudited)

	December 31, 2009	December 31, 2008

Cash and cash equivalents	$ 1,186,779	$ 1,082,619
Accounts receivable	4,192,730	3,681,355
Other receivable	--	715,769
Inventories	7,806,912	9,786,538
Deferred income taxes	--	791,493
Recoverable income taxes	871,206	101,185
Other current assets	383,152	411,938
Total current assets	14,440,779	16,570,897

Property and equipment	5,718,077	5,608,347
Equipment at customer sites	1,219,419	1,132,422
	6,937,496	6,740,769
Accumulated depreciation and amortization	(4,976,819)	(4,013,900)
	1,960,677	2,726,869

Intangible and other assets, net	625,761	757,378
Goodwill	1,223,236	3,379,021
Deferred income taxes	--	250,370
Total assets	$ 18,250,453	$ 23,684,535

Current portion of long-term debt	$ 652,482	$ 614,067
Note payable	50,678	--
Line-of-credit	2,669,657	1,994,008
Accounts payable	1,848,185	2,307,675
Accrued expenses	1,313,164	835,868
Total current liabilities	6,534,166	5,751,618

Income taxes payable	277,280	155,875
Long-term debt, less current portion	1,056,273	1,708,493
Deferred gain on sale and leaseback of property	1,034,064	1,168,701

Common stock	46,440	45,675
Additional paid-in capital	7,661,061	7,423,338
Common stock held in treasury, at cost	(101,480)	(101,480)
Retained earnings	1,742,649	7,532,315
Shareholder's equity	9,348,670	14,899,848

Total liabilities & equity	$ 18,250,453	$ 23,684,535

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31, 2009	Three Months Ended December 31, 2008	Twelve Months Ended December 31, 2009	Twelve Months Ended December 31, 2008

Revenues	$ 8,095,718	$ 9,436,505	$ 34,235,218	$ 40,649,057

Cost of Products Sold	5,469,301	6,007,550	23,350,636	26,747,590
Gross Profit	2,626,417	3,428,955	10,884,582	13,901,467

Operating Expenses:
Research and Development	566,814	495,894	2,459,508	2,027,747
Selling, General and Administrative	3,077,640	3,015,085	11,602,928	12,164,974
	3,644,454	3,510,979	14,062,436	14,192,721

Goodwill Impairment	2,155,785		2,155,785
Operating Loss	(3,173,822)	(82,024)	(5,333,639)	(291,254)

Interest Expense, Net	50,722	56,668	224,215	272,471
Pre-tax Loss	(3,224,544)	(138,692)	(5,557,854)	(563,725)

Income Tax Provision (Benefit)	1,025,732	16,269	231,810	(175,731)

Net Loss	$ (4,250,276)	$ (154,961)	$ (5,789,664)	$ (387,994)

Loss Per Common Share:

Basic	$ (0.38)	$ (0.01)	$ (0.51)	$ (0.04)

Diluted	$ (0.38)	$ (0.01)	$ (0.51)	$ (0.04)

Weighted Average Number of Common Shares Outstanding:

Basic	11,312,442	11,185,151	11,260,553	11,031,855

Diluted	11,312,442	11,185,151	11,260,553	11,031,855
CONTACT:  CAS Medical Systems, Inc.
          Susan Carron, Director of Corporate Communications
          203-488-6056
          ir@casmed.com